SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2004

INTERSTATE BAKERIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware		43-1470322
(State or other Jurisdiction of Incorporation)	1-11165 (Commission File Number)	(I.R.S. Employer Identification Number)

12 East Armour Boulevard, Kansas City, Missouri (Address of principal executive offices)	64111 (Zip Code)

(816) 502-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 5.	Other Events and Regulation FD Disclosure

Interstate Bakeries Corporation (the “Company”) announced that it has entered into definitive agreements with qualified institutional buyers for the private placement of $100 million aggregate principal amount of its 6.0% senior subordinated convertible notes due 2014. Purchasers have an option to purchase in the aggregate up to $20 million in additional securities for a period of 60 days following the closing. The sale of the notes is expected to close later today. The notes will be senior subordinated obligations of the Company, guaranteed on a senior subordinated basis by certain wholly owned domestic subsidiaries, and will be convertible at the option of the holder under certain circumstances into shares of the Company’s common stock at an initial conversion rate of 98.9854 shares per $1,000 principal amount of notes (an initial conversion price of $10.1025 per share), subject to adjustment. The notes will pay interest semi-annually in arrears at an annual rate of 6.0%. The notes will mature on August 15, 2014, and may not be redeemed by the Company prior to August 15, 2011. Holders of the notes may require the Company to repurchase all or any portion of the notes for cash or, at the Company’s option subject to certain conditions, in common stock or a combination thereof, on August 15, 2011 and upon a fundamental change.

ITEM 7.	Financial Statements and Exhibits

     (c) Exhibits

Exhibit No.	Description
10.1	Form of Indenture.
10.2	Form of Purchase Agreement.
10.3	Form of Registration Rights Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSTATE BAKERIES CORPORATION
Date: August 12, 2004
	By:	/s/ James R. Elsesser James R. Elsesser Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Indenture.
10.2	Form of Purchase Agreement.
10.3	Form of Registration Rights Agreement.